Exhibit 99.1

For Information Contact:

Company Contact:

Jeff Unger, Investor Relations

(561) 514-0115

Andrew Bard, Weber Shandwick

212-445-8368

Casual Male Retail Group, Inc. Reports Operating Results

For the Second Quarter of Fiscal 2006

of $0.09 per share compared to $0.04 last year

CANTON, MA, August 17, 2006 — Casual Male Retail Group, Inc. (NASDAQ/NMS: “CMRG”), retail brand operator of Casual Male XL and Rochester Big & Tall, today announced its operating results for the second quarter and first six months of fiscal 2006.

For the second quarter of fiscal 2006, net income was $3.4 million, or $0.09 per diluted share, compared to net income of $2.0 million, or $0.06 per diluted share, for the second quarter of fiscal 2005. Last year’s net income would have been $0.04 per diluted share after adjusting for income taxes at a normalized tax rate.

For the first six months of fiscal 2006, net income was $4.8 million, or $0.13 per diluted share, compared to net income of $139,000, or $0.00 per diluted share, for the first six months of fiscal 2005. Results for the first six months of fiscal 2006 include a gain of $0.02 per diluted share from the sale of the Company’s loss prevention subsidiary, LP Innovations, Inc. in April 2006.

Dennis Hernreich, Executive Vice President, COO and CFO, said, “The Company’s operating income during the first six months of 2006 has more than doubled to $9.3 million from $4.2 million a year ago and the overall results are exceeding management’s expectations for 2006. The Company’s strong comparable sales performance and gross margin improvement are consistent with Casual Male’s strategic initiatives to drive operating margin performance.”

Casual Male will host a conference call with security analysts beginning at 11:00 a.m. ET today, Thursday, August 17, 2006, to review the operating results for the second quarter ended July 29, 2006. The call is being webcast and can be accessed at www.casualmale.com/investor. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to a normalized tax rate, which is a non-GAAP measure. The above discussion for the three months ended July 30, 2005 includes earnings per share of $0.04, assuming a normalized tax basis which reflects a 37.5% effective tax rate on pre-tax incomes. The Company believes that the inclusion of this non-GAAP measure helps investors to gain a better understanding of the Company’s performance, especially when comparing fiscal 2006 results to fiscal 2005. However, this non-GAAP financial measure included in this press release is not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of the net income of $0.04 per diluted share for the second quarter of fiscal 2005, effected for the adjustment for normalized taxes:

For the 13 weeks ended July 30, 2005 (in millions, except for per share amounts)	Net Income	Per Share
Net income, as reported	$2.0	$0.06
Income tax, assuming normalized tax rate of 37.5%	$0.7	$0.02

Adjusted net income, after normalized tax expense	$1.3	$0.04
Weighted average shares outstanding - diluted		36.2

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, operates 484 Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 12 Casual Male at Sears-Canada stores and 24 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol “CMRG.”

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K for the fiscal year ended January 28, 2006 filed on March 31, 2006, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the six months ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Sales	$111,802	$100,620	$214,666	$197,918
Cost of goods sold including occupancy	61,179	56,947	119,039	114,006

Gross profit	50,623	43,673	95,627	83,912
Expenses:
Selling, general and administrative	40,234	36,605	79,593	73,767
Depreciation and amortization	3,440	2,997	6,690	5,975

Total expenses	43,674	39,602	86,283	79,742

Operating income	6,949	4,071	9,344	4,170
Other income (expense), net	—		1,112
Interest expense, net	(1,351)	(2,051)	(2,570)	(4,031)

Income before income taxes	5,598	2,020	7,886	139
Provision for income taxes	2,197	—	3,098	—

Net income	$3,401	$2,020	$4,788	$139

Net income per share - basic	$0.10	$0.06	$0.14	$0.00
Net income per share - diluted	$0.09	$0.06	$0.13	$0.00
Weighted-average number of common shares outstanding:
Basic	34,719	34,284	34,801	34,259
Diluted	45,999	36,185	37,128	36,011

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

July 29, 2006 and January 28, 2006

(In thousands)

	July 29, 2006	January 28, 2006
ASSETS
Cash and investments	$7,730	$5,568
Assets held for sale (land and building)	—	26,629
Inventories	101,031	91,546
Other current assets	8,799	8,216
Property and equipment, net	52,505	51,273
Goodwill and other intangibles	92,824	89,618
Other assets	8,834	10,981

Total assets	$271,723	$283,831

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$56,403	$61,850
Notes payable	5,282	37,387
Long-term debt, net of current portion	94,750	95,437
Deferred gain	28,575	—
Stockholders’ equity	86,713	89,157

Total liabilities and stockholders’ equity	$271,723	$283,831

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